Exhibit 23

Consent of Independent Registered Public Accountanting Firm

We have issued our report dated October 11, 2006, accompanying the consolidated financial statements appearing the Annual Report of Q.E.P. Co., Inc. on Form 10-K for the year ended February 28, 2006. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 (File No. 333-135129, effective June 19, 2006).

/s/ Grant Thornton LLP

Miami, Florida

October 11, 2006